                                                                   EXHIBIT 10.14


                              EMPLOYMENT AGREEMENT


This Agreement is made by and between Zilog, Inc., a California corporation (hereinafter "Zilog") and Dr. Edgar A. Sack, Jr. (hereinafter "Sack"), whereby Zilog and Sack agree that Sack accepts employment as President, Chief Executive Officer, and Chairman of the Board of Directors of Zilog, under the following terms and conditions:

1. Term. Zilog and Sack agree that Sack will be President, Chief Executive Officer, and Chairman of the Board of Zilog for a period of thirteen
         (13) months, commencing on February 1, 1997 and ending February 28, 1998. This Agreement may be extended upon written agreement of Zilog and Sack.

2. Extent of Services. Sack shall devote his entire time, attention and energies to his position as President, Chief Executive Officer, and Chairman of the Board of Zilog and shall not, during the term of this Employment Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, that Sack may engage in personal investment activities consistent with Zilog's Conflict of Interest Policy.

3.       Compensation.

         A. Salary. For each month of employment, Zilog will pay, or cause to be paid, to Sack the sum of at least $42,166.00 as base salary. Such sum will be paid in monthly installments or such other normal periodic payment schedule as Zilog may establish for its executives. Sack's salary will be reviewed periodically in accordance with established salary review procedures and adjustments to his salary, if any, will be based upon such reviews.

         B. Employee Performance Incentive Plan and Executive Bonus Plan. Sack will be eligible to receive Awards and Payouts in accordance with the terms of the Zilog Employee Performance Incentive Plan (hereinafter "EPIP"),and the EPIP Executive Bonus Plan (hereinafter "Executive Bonus") as such plans may be modified from time to time and as modified by this Agreement.

         C. Zilog Employee Stock Option Plan. Zilog has provided to Sack stock options under the 1990 Zilog Employee Stock Option Plan (hereinafter "ZSOP"), and the 1994 Long Term Incentive Plan (hereinafter "LTIP"), copies of such plans being attached hereto. Vesting will continue in accordance with the plan provisions during the term of this Agreement and as modified by this Agreement.

4. Benefits. As an employee of Zilog, Sack will be entitled to such benefits as Zilog normally provides its employees.

5. Company Policies. Sack agrees to be bound by all Zilog Company Policies applicable to its employees including but not limited to Business Ethics, Conflict of Interest, Proprietary Information and Antitrust Compliance, and he agrees to sign any such documents as Zilog requests evidencing such agreement.

6. Termination of Employment. Zilog reserves the right to terminate the employment of Sack at any time during the term of this Agreement, for any reason or for no reason, with or without cause, by giving Sack at least thirty (30) days written notice of such termination or compensation in lieu of notice; and Sack may terminate his employment by giving at least thirty (30) days written notice to Zilog. Zilog reserves the right to accelerate any deferred resignation date given it by Sack, and any such acceleration of such date will not alter the character of such termination from voluntary to involuntary.

7. Payment Upon Termination. Notwithstanding any other provisions of this Agreement to the contrary, Zilog's obligations to Sack, if his employment with Zilog is terminated prior to the end of this Agreement, shall be as follows:

A. If Sack voluntarily resigns his employment for 1) other than Good Reason (as defined in Paragraph 7.B. below) or 2) other than retirement (as defined in Paragraph 7.C. below) or 3) other than the sale, merger or change in ownership of Zilog (as defined in Paragraph 7.D. below) prior to the termination date of this Agreement, he will be entitled to: (1) base salary then due and owing for services previously performed, (2) Payouts under EPIP which become payable to Sack pursuant to the terms of EPIP prior to the effective date of resignation, and
         (3) Payouts under the Executive Bonus which become payable to Sack pursuant to the terms of the Executive Bonus prior to the effective date of resignation. Upon payment of the foregoing items, Zilog will have no further obligation to Sack.

B. If Sack voluntarily resigns his employment for Good Reason, as defined herein, prior to the termination date of this Agreement, he will be entitled to the benefits provided in Paragraph 7.E. below. Good Reason, as used herein, shall mean:

         (i) assignment to Sack of duties, responsibilities or titles materially inconsistent with his status as President, Chief Executive Officer, and Chairman of the Board of Zilog;

         (ii) appointment of a Chairman of the Zilog Board of Directors other than Sack;

         (iii) a reduction in Sack's base salary other than in connection with a general reduction applicable to the members of the Zilog Management Committee;

         (iv) a reduction in form and effect or cessation of any benefit or compensation plan, except EPIP, the Executive Bonus, the Deferred Compensation Plan or those that may occur for the Zilog employee group in general in accord with a general policy change;

         (v) a change in Sack's principal work location from the area of Campbell, California, except for required travel on Zilog's business to an extent substantially consistent with Sack's normal business travel obligations and except as might occur in the event of a relocation of the Zilog Corporate Headquarters;

         (vi) any material breach of this Agreement on the part of Zilog not fully remedied by Zilog within sixty (60) days after written notice by Sack of such breach.

C. If Sack retires as defined in PM60-05 prior to the termination date of this Agreement, he will be entitled to the following at the effective date of retirement: (1) base salary then due and owing for services previously performed, (2) Payouts under EPIP for Awards made prior to the effective date of the retirement, and (3) Payouts under the Executive Bonus for Awards made prior to the effective date of the retirement. EPIP and Executive Bonus Awards may also be granted at Zilog's sole discretion for the year in which the retirement occurs, prorated to the date of the retirement. Payouts for all Awards will be made at the same time and on the same schedule as those for active employees. Upon the payment of the foregoing items, Zilog will have no further obligation to Sack.

D. If Sack leaves his employment, either voluntarily or involuntarily, as a result of the sale, merger or change in ownership of Zilog prior to the termination date of this Agreement, he will be entitled to receive the following: (1) the then current base salary for the period remaining in this Agreement, (2) Payouts under EPIP for Awards made prior to the effective date of termination of employment, and (3) Payouts under the Executive Bonus for Awards made prior to the effective date of termination of employment. EPIP and Executive Bonus Awards may also be granted at Zilog's sole discretion for the year in which the termination occurs.

         Payouts for all Awards will be made at the same time and on the same schedule as those for active employees. All outstanding unvested stock options granted under ZSOP and LTIP will fully vest effective the last date of Sack's active employment. They will be subject to exercise on the same terms as all other vested options, as provided for under the "Retirement" provisions of the ZSOP and LTIP. Upon payment of the following items, Zilog will have no further obligation to Sack.

E. If Zilog terminates Sack's employment during the term of this Agreement for 1) other than Cause or Detrimental Activity (as defined in 7.F. below), or 2) other than sale or change in ownership of Zilog (as defined in Paragraph 7.D. above), he will be entitled to receive the following: (1) the then current base salary for the period remaining in this Agreement, (2) Payouts under EPIP for Awards made prior to the effective date of termination of employment which Payouts are payable to Sack pursuant to the terms of EPIP prior to expiration of the term of this Agreement, and (3) Payouts under the Executive Bonus for Awards made prior to the effective date of termination of employment which Payouts are payable to Sack pursuant to the terms of the Executive Bonus prior to expiration of the term of this Agreement. Sack will not be eligible for Awards under EPIP or the Executive Bonus made after the date on which his employment at Zilog ceased or for Payouts made on any Awards after the expiration date of this Agreement. Vesting of common stock and stock options granted under ZSOP and LTIP will continue for the period remaining in this Agreement. Upon the payment of the foregoing items, Zilog will have no further obligation to Sack.

F. If Zilog terminates Sack's employment during the term of this Agreement for Cause, or for Detrimental Activity as defined herein, Zilog will have no further monetary obligation to Sack other than (1) any base salary then due and owing for services previously performed, (2) Payouts under EPIP which become payable to Sack pursuant to the terms of EPIP prior to the effective date of termination, and (3) Payouts under the Executive Bonus which become payable to Sack pursuant to the terms of the Executive Bonus prior to the effective date of termination. Cause or Detrimental Activity shall be a willful violation of a major company policy, conviction of any criminal or civil law involving moral turpitude, willful misconduct which results in a material reduction in Sack's effectiveness in the performance of his duties, or willful and reckless disregard for the best interests of the Company.

         G. If Sack ceases to be an employee of Zilog during the term of this Agreement because of total and permanent disability or death, Zilog's obligations to Sack or his beneficiaries will be limited solely to: (1) any base salary then due and owing for services previously performed, (2) Payouts in accordance with the terms of EPIP, (3) Payouts in accordance with the terms of the Executive Bonus, and (4) any benefits including ZSOP and LTIP benefits normally provided by Zilog to its employees due to or on account of total and permanent disability or death.

8. New President and CEO. In the event that Zilog hires a new President and CEO, Sack will retain his position as Chairman of the Board of Directors of Zilog and will also remain an employee of Zilog. If his responsibilities become solely those of Chairman of the Board, Sack's base compensation will be at an amount mutually agreed upon by Sack and the Board but will not be less than 67% of his then current full time base rate. If Sack is terminated from the Board as a result of the sale, merger or change in ownership of Zilog or for any other reason, all outstanding unvested stock options granted under ZSOP and LTIP will fully vest effective the last date of Sack's membership on the Board. They will be subject to exercise on the same terms as all other vested options, as provided for under the "Retirement" provisions of the ZSOP and LTIP. Other provisions of this Agreement shall remain in effect except as modified by this paragraph.

9. Sack Representations. Sack represents to Zilog that to the best of his knowledge he is under no obligation to any employer or third party which would preclude his full, complete and unfettered discharge of his duties under this Agreement.

10. Notices. Any notices required to be given hereunder shall be in writing, and if by Zilog shall be addressed to Sack as indicated in Zilog's personnel records or such other address as Sack shall specify in writing and if by Sack to Zilog at:

                              Zilog, Inc.
                              210 East Hacienda Avenue
                              Campbell, California 95008-6600
                              Attn:  Vice President
                                     Human Resources and Administration

         Such addresses may be changed by written notice from either Zilog or Sack, to the other.

11. Amendment. This Agreement may be amended only in writing, signed by both parties hereto.

12. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Zilog, its successors and assigns. Sack may not assign, transfer, pledge or hypothecate any of his rights or obligations hereunder, Awards or Payouts under EPIP or the Executive Bonus or other compensation to which he may be entitled hereunder.

13. Waiver of Breach. The waiver by Zilog of a breach of any provisions of this Agreement by Sack shall not operate or be construed as a waiver of any subsequent breach by Sack.

14. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

15. Entire Agreement. This entire Agreement consists of this document, together with the following documents:

         A.       EPIP, attached as Exhibit I;

         B.       Executive Bonus, attached as Exhibit II;

         C.       Zilog Employee Stock Option Plan, attached as Exhibit III;

         D. Zilog Employee 1994 Long Term Stock Incentive Plan, attached as Exhibit IV;

         E. Employee Proprietary Rights and Non-Disclosure Agreement, attached as Exhibit V;

         F.       Conflict of Interest Statement, attached as Exhibit VI;

         G.       Statement addressed to "Human Resources," attached as Exhibit
                  VII;

         H.       Policy on Business Ethics, attached as Exhibit VIII; and

         I.       PM60-05, attached as Exhibit IX.

16. Governing Law. This Employment Agreement shall be governed by the laws of the State of California, without regard to conflict of laws principles.


Executed effective February 1, 1997


By /s/ Edgar A. Sack                  By /s/ William H. Janeway
  ------------------------------        ------------------------------
       Edgar A. Sack                         William H. Janeway


Dated: February 12, 1997              Dated: February 3, 1997
      --------------------------            --------------------------